Exhibit 10.26
The Carlyle Group L.P.
2012 Equity Incentive Plan
Global Deferred Restricted Common Unit Agreement

Participant:	Date of Grant:
Number of DRUs:

1.Grant of DRUs. The Carlyle Group L.P. (the “Partnership”) hereby grants the number of deferred restricted Common Units (the “DRUs”) listed above to the Participant (the “Award”), effective as of                         (the “Date of Grant”), on the terms and conditions hereinafter set forth in this agreement including Appendix A, which includes any applicable country-specific provisions (together, the “Award Agreement”). This grant is made pursuant to the terms of The Carlyle Group L.P. 2012 Equity Incentive Plan (as amended, modified or supplemented from time to time, the “Plan”), which is incorporated herein by reference and made a part of this Award Agreement. Each DRU represents the unfunded, unsecured right of the Participant to receive a Common Unit on the delivery date(s) specified in Section 4 hereof.
2.Definitions. Capitalized terms not otherwise defined herein shall have the same meanings as in the Plan.
(a)“Cause” shall mean the determination by the Administrator that the Participant has (i) engaged in gross negligence or willful misconduct in the performance of the Participant’s duties, (ii) willfully engaged in conduct that the Participant knows or, based on facts known to the Participant, should know is materially injurious to the Partnership or any of its Affiliates, (iii) materially breached any material provision of the Participant’s employment agreement or other Restrictive Covenant Agreement with the Partnership or its Affiliates, (iv) been convicted of, or entered a plea bargain or settlement admitting guilt for, fraud, embezzlement, or any other felony under the laws of the United States or of any state or the District of Columbia or any other country or any jurisdiction of any other country (but specifically excluding felonies involving a traffic violation), (v) been the subject of any order, judicial or administrative, obtained or issued by the U.S. Securities and Exchange Commission (“SEC”) or similar agency or tribunal of any country, for any securities violation involving insider trading, fraud, misappropriation, dishonesty or willful misconduct (including, for example, any such order consented to by the Participant in which findings of facts or any legal conclusions establishing liability are neither admitted nor denied), or (vi) discussed the Partnership’s (or its Affiliates’) fundraising efforts, or the name of any fund vehicle that has not had a final closing of commitments, to any reporter or representative of any press or other public media.
(b)“Qualifying Event” shall mean, during the Participant’s Services with the Partnership and its Affiliates, the Participant’s death or Disability.
(c)“Restrictive Covenant Agreement” shall mean any agreement, and any attachments or schedules thereto, entered into by and between the Participant and the Partnership or its Affiliates, pursuant to which the Participant has agreed, among other things, to certain restrictions relating to non-competition (if applicable), non-solicitation and/or confidentiality, in order to protect the business of the Partnership and its Affiliates.
(d)“Vested DRUs” shall mean those DRUs which have become vested pursuant to Section 3 or otherwise pursuant to the Plan.
(e)“Vesting Dates” shall mean each of the vesting dates set forth in Section 4(a) hereof.

3.Vesting.
(a)Vesting - General. Subject to the Participant’s continued Services with the Partnership and its Affiliates, the Award shall vest on the applicable Vesting Dates as follows:
(i) The DRUs granted hereunder shall vest in installments on each Vesting Date as set forth in Section 4(a) hereof.
(b)Vesting - Death or Disability. Upon the occurrence of a Qualifying Event, 100% of the DRUs granted hereunder shall vest (to the extent not previously vested) upon the date of such Qualifying Event.
(c)Vesting - Terminations. Except as otherwise set forth in Section 3(b), in the event the Participant’s Services with the Partnership and its Affiliates are terminated for any reason, the portion of the Award that has not yet vested pursuant to Section 3(a) or 3(b) hereof (or otherwise pursuant to the Plan) shall be cancelled immediately and the Participant shall automatically forfeit all rights with respect to such portion of the Award as of the date of such termination. For purposes of this provision, the effective date of termination of the Participant’s Services will be determined in accordance with Section 8(j) hereof.
4.Vesting and Delivery Dates.
(a)Delivery - General. The Partnership shall, on or within 30 days following a Vesting Date, deliver (or cause delivery to be made) to the Participant the Common Units underlying the DRUs that vest and become Vested DRUs on such Vesting Date. The general vesting and delivery terms with respect to the DRUs are set forth in the table below.

Vesting Dates	Annual Vesting / Delivery	Cumulative Vesting / Delivery

(b)Delivery - Death or Disability. Upon the occurrence of a Qualifying Event, the Partnership shall, within 30 days following the date of such event, deliver (or cause delivery of) Common Units to the Participant in respect of 100% of the DRUs which vest and become Vested DRUs on such date.
(c)Delivery - Terminations. Except as otherwise set forth in Section 4(b) or 4(d), in the event the Participant’s Services with the Partnership and its Affiliates are terminated for any reason, the Partnership shall within 30 days following the date of such termination, deliver (or cause delivery of) Common Units to the Participant in respect of any then outstanding Vested DRUs.
(d)Forfeiture - Cause Termination or Breach of Restrictive Covenants. Notwithstanding anything to the contrary herein, upon the termination of the Participant’s Services by the Partnership or any of its Affiliates for Cause or upon the Participant’s breach of any of the restrictive covenants contained within an applicable Restrictive Covenant Agreement, all outstanding DRUs (whether or not vested) shall immediately terminate and be forfeited without consideration and no further Common Units with respect of the Award shall be delivered to the Participant or to the Participant’s legal representative, beneficiaries or heirs. Without limiting the foregoing, any Common Units that have previously been delivered to the Participant or the Participant’s legal representative, beneficiaries or heirs pursuant to the Award and which are still held by the Participant or the Participant’s legal representative, or beneficiaries or heirs as of the date of such termination for Cause or such breach, shall also immediately terminate and be forfeited without consideration.

5.Change in Control. Notwithstanding anything to the contrary herein, in the event of a Change in Control, (i) 100% of the DRUs granted hereunder which then remain outstanding shall vest (to the extent not previously vested) upon the date of such Change in Control, and (ii) the Partnership shall deliver (or cause delivery of) Common Units to the Participant at the same times as would otherwise be delivered pursuant to Section 4(a); provided, however, if such Change in Control (or any subsequent Change in Control) would constitute “a change in the ownership or effective control” or a “change in the ownership of a substantial portion of the assets” of the Partnership (in each case within the meaning of Section 409A of the Code), the Partnership shall instead deliver (or cause delivery of) Common Units to the Participant in respect of 100% of the then outstanding DRUs on or within 10 days following such Change in Control.
6.No Dividends or Distributions on DRUs. No dividends or other distributions shall accrue or become payable with respect to any DRUs prior to the date upon which the Common Units underlying the DRUs are issued or transferred to the Participant.
7.Adjustments Upon Certain Events. The Administrator shall make certain substitutions or adjustments to any DRUs subject to this Award Agreement pursuant to Section 9 of the Plan.
8.Nature of Grant. In accepting the grant, the Participant acknowledges, understands, and agrees that:
(a)the Plan is established voluntarily by the Partnership, it is discretionary in nature and it may be modified, amended, suspended or terminated by the Partnership, at any time, to the extent permitted by the Plan;
(b)the grant of the DRUs is exceptional, voluntary and occasional and does not create any contractual or other right to receive future grants of DRUs, or benefits in lieu of DRUs, even if DRUs have been granted in the past;
(c)all decisions with respect to future DRUs or other grants, if any, will be at the sole discretion of the Partnership;
(d)the granting of the DRUs evidenced by this Award Agreement shall impose no obligation on the Partnership or any Affiliate to continue the Services of the Participant and shall not lessen or affect the Partnership’s or its Affiliate’s right to terminate the Services of such Participant;
(e)the Participant is voluntarily participating in the Plan;
(f)the DRUs and the Common Units subject to the DRUs , and the income and value of same, are not intended to replace any pension rights or compensation;
(g)the DRUs and the Common Units subject to the DRUs, and the income and value of same, are not part of normal or expected compensation for purposes of calculating any severance, resignation, termination, redundancy, dismissal, end-of-service payments, holiday pay, bonuses, long-service awards, pension or retirement or welfare benefits or similar payments;
(h)unless otherwise agreed with the Partnership, the DRUs and the Common Units subject to the DRUs, and the income and value of same, are not granted as consideration for, or in connection with, the Services Participant may provide as a director of an Affiliate;
(i) the future value of the underlying Common Units is unknown, indeterminable and cannot be predicted with certainty;
(j) in the event of termination of the Participant’s Services for any reason, except as set forth in Sections 3(b) and 4(b) (whether or not later to be found invalid or in breach of employment laws in the jurisdiction where the Participant is employed or the terms of the Participant’s employment agreement, if any), unless otherwise determined by the Partnership, the Participant’s right to vest in the DRUs under the Plan, if any, will terminate effective as of the date that the Participant is no longer actively providing Services and will not be extended by any notice period (e.g., active Services would not include any contractual notice period or any period of “garden leave” or similar period mandated under employment laws in the jurisdiction where the Participant is employed, or the terms of the Participant’s employment agreement, if any); the Administrator shall have the exclusive discretion to determine when the Participant is no longer actively providing Services for purposes of the DRUs grant (including whether the Participant may still be considered to be providing Services while on an approved leave of absence); and
(k)in addition to the provisions above in this Section 8, the following provisions apply if the Participant is providing Services outside the United States:
(i) no claim or entitlement to compensation or damages shall arise from forfeiture of the DRUs resulting from termination of the Participant’s Services as set forth in Section 3(c), 4(c) or 4(d) above for any reason (whether or not later found to be invalid or in breach of employment laws in the jurisdiction where the Participant is employed or the terms of the Participant’s employment agreement, if any), and in consideration of the grant of the DRUs, the Participant agrees not to institute any claim against the Partnership or any Affiliate;
(ii) the DRUs and the Common Units subject to the DRUs are not part of normal or expected compensation or salary for any purpose; and
(iii) neither the Partnership nor any Affiliate shall be liable for any foreign exchange rate fluctuation between the Participant’s local currency and the United States Dollar that may affect the value of the DRUs or of any amounts due to the Participant pursuant to the settlement of the DRUs or the subsequent sale of any Common Units acquired upon settlement.
9.No Advice Regarding Grant. The Partnership is not providing any tax, legal or financial advice, nor is the Partnership making any recommendations regarding the Participant’s participation in the Plan, or the Participant’s acquisition or sale of the underlying Common Units. The Participant should consult with his or her own personal tax, legal and financial advisors regarding his or her participation in the Plan before taking any action related to the Plan.
10.Data Privacy. The Participant hereby explicitly and unambiguously consents to the collection, use and transfer, in electronic or other form, of the Participant’s personal data as described in this Award Agreement and any other DRU grant materials by and among, as applicable, the Partnership and its Affiliates for the exclusive purpose of implementing, administering and managing the Participant’s participation in the Plan.
The Participant understands that the Partnership and its Affiliates may hold certain personal information about the Participant, including, but not limited to, the Participant’s name, home address, email address and telephone number, date of birth, social insurance number, passport or other identification number, salary, nationality, job title, any rights or interests held in the Partnership, details of all DRUs or any other entitlement to Common Units awarded, canceled, exercised, vested, unvested or outstanding in the Participant’s favor (“Data”), for the exclusive purpose of implementing, administering and managing the Plan.
The Participant understands that Data will be transferred to Morgan Stanley or such other broker or service provider as may be selected by the Partnership in the future, which is assisting the Partnership with the implementation, administration and management of the Plan. The Participant understands that the recipients of the Data may be located in the United States or elsewhere, and that the recipients’ country (e.g., the United States) may have different data privacy laws and protections than the Participant’s country. The Participant understands that if he or she resides outside the United States, he or she may request a list with the names and addresses of any potential recipients of the Data by contacting his or her local human resources representative. The Participant authorizes the Partnership, Morgan Stanley, and any other possible recipients which may assist the Partnership

(presently or in the future) with implementing, administering and managing the Plan to receive, possess, use, retain and transfer the Data, in electronic or other form, for the sole purpose of implementing, administering and managing his or her participation in the Plan. The Participant understands that Data will be held only as long as is necessary to implement, administer and manage the Participant’s participation in the Plan. The Participant understands if he or she resides outside the United States, he or she may, at any time, view Data, request information about the storage and processing of Data, require any necessary amendments to Data or refuse or withdraw the consents herein, in any case without cost, by contacting in writing his or her local human resources representative. Further, the Participant understands that he or she is providing the consents herein on a purely voluntary basis. If the Participant does not consent, or if the Participant later seeks to revoke his or her consent, his or her employment status or service with the Partnership or an Affiliate will not be affected; the only consequence of refusing or withdrawing the Participant’s consent is that the Partnership would not be able to grant DRUs or other equity awards to the Participant or administer or maintain such awards. Therefore, the Participant understands that refusing or withdrawing his or her consent may affect the Participant’s ability to participate in the Plan. For more information on the consequences of the Participant’s refusal to consent or withdrawal of consent, the Participant understands that he or she may contact his or her local human resources representative.
11.No Rights of a Holder of Common Units. Except as otherwise provided herein, the Participant shall not have any rights as a holder of Common Units until such Common Units have been issued or transferred to the Participant.
12.Restrictions. Any Common Units issued or transferred to the Participant or to the Participant’s beneficiary pursuant to Section 4 of this Award Agreement (including, without limitation, following the Participant’s death or Disability) shall be subject to such stop transfer orders and other restrictions as the Administrator may deem advisable under the Plan or the rules, regulations, and other requirements of the SEC, any stock exchange upon which such Common Units are listed and any applicable U.S. or non-U.S. federal, state or local laws, and the Administrator may cause a notation or notations to be put entered into the books and records of the Partnership to make appropriate reference to such restrictions. Without limiting the generality of the forgoing, a Participant’s ability to sell or transfer the Common Units shall be subject to such trading policies or limitations as the Administrator may, in its sole discretion, impose from time to time on current or former senior professionals, employees, consultants, directors, members, partners or other service providers of the Partnership or of any of its Affiliates.
13.Transferability. Unless otherwise determined or approved by the Administrator, no DRUs may be assigned, alienated, pledged, attached, sold or otherwise transferred or encumbered by the Participant other than by will or by the laws of descent and distribution, and any purported assignment, alienation, pledge, attachment, sale, transfer or encumbrance not permitted by this Section 13 shall be void and unenforceable against the Partnership or any Affiliate.
14.Notices. All notices, requests, claims, demands and other communications hereunder shall be in writing and shall be given (and shall be deemed to have been duly given upon receipt) by delivery in person, by courier service, by fax, or by registered or certified mail (postage prepaid, return receipt requested) to the respective parties at the following addresses (or at such other address for a party as shall be specified in a notice given in accordance with this Section 14):
(a) If to the Partnership, to:
The Carlyle Group L.P.
1001 Pennsylvania Avenue, NW
Washington, DC 20004
Attention: General Counsel
Fax: (202) 729-5266

(b) If to the Participant, to the address appearing in the personnel records of the Partnership or any Affiliate.
15.Withholding. The Participant acknowledges that he or she may be required to pay to the Partnership or, if different, an Affiliate that employs the Participant (the “Employer”), and that the Partnership, the Employer, or any Affiliate shall have the right and are hereby authorized to withhold from any compensation or other amount owing to the Participant, applicable income tax, social insurance, payroll tax, fringe benefits tax, payment on account or other tax-related items (including taxes that are imposed on the Partnership or the Employer as a result of the Participant’s participation in the Plan but are deemed by the Partnership or the Employer to be an appropriate charge to the Participant) (collectively, “Tax-Related Items”), with respect to any issuance, transfer, or other taxable event under this Award Agreement or under the Plan and to take such action as may be necessary in the opinion of the Partnership to satisfy all obligations for the payment of such Tax-Related Items. Without limiting the foregoing, the Administrator may, from time to time, permit the Participant to make arrangements prior to any Vesting Date described herein to pay the applicable Tax-Related Items in a manner prescribed by the Administrator prior to the applicable Vesting Date; provided that, unless otherwise determined by the Administrator, any such payment or estimate must be received by the Partnership prior to an applicable Vesting Date. Additionally, the Participant authorizes the Partnership and/or the Employer to satisfy the obligations with regard to all Tax-Related Items by withholding from proceeds of the sale of Common Units acquired upon settlement of the Vested DRUs either through a voluntary sale or through a mandatory sale arranged by the Partnership (on the Participant’s behalf pursuant to this authorization). The Participant acknowledges that, regardless of any action taken by the Partnership, the Employer, or any Affiliate the ultimate liability for all Tax-Related Items, is and remains the Participant’s responsibility and may exceed the amount actually withheld by the Partnership or the Employer. The Partnership may refuse to issue or deliver the Common Units or the proceeds from the sale of Common Units, if the Participant fails to comply with his or her obligations in connection with the Tax-Related Items.
16.Choice of Law; Venue. The interpretation, performance and enforcement of this Award Agreement shall be governed by the law of the State of New York without regard to its conflict of law provisions. Any and all disputes, controversies or issues arising out of, concerning or relating to this Award, this Award Agreement or the relationship between the parties evidenced by the Award Agreement, including, without limitation, disputes, controversies or issues arising out of, concerning or relating to the construction, interpretation, breach or enforcement of this Award Agreement, shall be brought exclusively in the courts in the State of New York, City and County of New York, including the Federal Courts located therein (should Federal jurisdiction exist). Each of the parties hereby expressly represents and agrees that it/he/she is subject to the personal jurisdiction of said courts, irrevocably consents to the personal jurisdiction of such courts; and waives to the fullest extent permitted by law any objection which it/he/she may now or hereafter have that the laying of the venue of any legal lawsuit or proceeding related to such dispute, controversy or issue that is brought in any such court is improper or that such lawsuit or proceeding has been brought in an inconvenient forum.
17.WAIVER OF RIGHT TO JURY TRIAL. AS SPECIFICALLY BARGAINED FOR INDUCEMENT FOR EACH OF THE PARTIES HERETO TO ENTER INTO THIS AWARD AGREEMENT (AFTER HAVING THE OPPORTUNITY TO CONSULT WITH COUNSEL OF ITS/HIS/HER CHOICE), EACH PARTY EXPRESSLY WAIVES THE RIGHT TO TRIAL BY JURY IN ANY LAWSUIT OR PROCEEDING ARISING OUT OF, CONCERNING OR RELATING TO THIS AWARD, THIS AWARD AGREEMENT, THE RELATIONSHIP BETWEEN THE PARTIES EVIDENCED BY THIS AWARD AGREEMENT AND/OR THE MATTERS CONTEMPLATED THEREBY.
18.Subject to Plan. By entering into this Award Agreement, the Participant agrees and acknowledges that the Participant has received and read a copy of the Plan. All DRUs and Common Units issued or transferred with respect thereof are subject to the Plan. In the event of a conflict between any term or provision contained herein and a term or provision of the Plan, the applicable terms and provisions of the Plan will govern and prevail.
19.Entire Agreement. This Award Agreement contains the entire understanding between the parties with respect to the DRUs granted hereunder (including, without limitation, the vesting and delivery schedules described herein and in the Appendix), and hereby replaces and supersedes any prior communication and arrangements between the Participant and the Partnership or any of its Affiliates with respect to the matters set forth herein and any other pre-existing economic or other arrangements between the Participant and the Partnership or any of its Affiliates, unless otherwise explicitly provided for in any other agreement that the Participant has entered into with the Partnership or any of its Affiliates and that is set forth on Schedule A hereto. Unless set forth on Schedule A hereto, no such other agreement entered into prior to the Date of Grant shall have any effect on the terms of this Award Agreement.
20.Modifications. Notwithstanding any provision of this Award Agreement to the contrary, the Partnership reserves the right to modify the terms and conditions of this Award Agreement, including, without limitation, the timing or circumstances of the issuance or transfer of Common Units to the Participant hereunder, to the extent such modification is determined by the Partnership to be necessary to comply with applicable law or preserve the intended deferral of income recognition with respect to the DRUs until the issuance or transfer of Common Units hereunder.
21.Signature in Counterparts; Electronic Acceptance. This Award Agreement may be signed in counterparts, each of which shall be an original, with the same effect as if the signatures thereto and hereto were upon the same instrument. Alternatively, this Award Agreement may be granted to and accepted by the Participant electronically.
22.Electronic Delivery. The Partnership may, in its sole discretion, decide to deliver any documents related to current or future participation in the Plan by electronic means. The Participant hereby consents to receive such documents by electronic delivery and agrees to participate in the Plan through an on-line or electronic system established and maintained by the Partnership or a third party designated by the Partnership.
23.Compliance with Law. Notwithstanding any other provision of this Award Agreement, unless there is an available exemption from any registration, qualification or other legal requirement applicable to the Common Units, the Partnership shall not be required to deliver any Common Units issuable upon settlement of the DRUs prior to the completion of any registration or qualification of the Common Units under any local, state, federal or foreign securities or exchange control law or under rulings or regulations of the SEC or of any other governmental regulatory body, or prior to obtaining any approval or other clearance from any local, state, federal or foreign governmental agency, which registration, qualification or approval the Partnership shall, in its absolute discretion, deem necessary or advisable. The Participant understands that the Partnership is under no obligation to register or qualify the Common Units with the SEC or any state or foreign securities commission or to seek approval or clearance from any governmental authority for the issuance or sale of the Common Units. Further, the Participant agrees that the Partnership shall have unilateral authority to amend the Plan and the Award Agreement without the Participant’s consent to the extent necessary to comply with securities or other laws applicable to issuance of Common Units.
24.Language. If the Participant has received this Award Agreement or any other document related to the Plan translated into a language other than English and if the meaning of the translated version is different than the English version, the English version will control.
25.Severability. The provisions of this Award Agreement are severable and if any one or more provisions are determined to be illegal or otherwise unenforceable, in whole or in part, the remaining provisions shall nevertheless be binding and enforceable.
26.Appendix. Notwithstanding any provisions in this Award Agreement, the DRUs grant shall be subject to any special terms and conditions set forth in Appendix A to this Award Agreement for the Participant’s country. Moreover, if the Participant relocates to one of the countries included in Appendix A, any special terms and conditions for such country will apply to the Participant, to the extent the Partnership determines that the application of such terms and conditions is necessary or advisable for legal or administrative reasons. Appendix A constitutes part of this Award Agreement.

27.Imposition of Other Requirements. The Partnership reserves the right to impose other requirements on the Participant’s participation in the Plan, on the DRUs and on any Common Units acquired under the Plan, to the extent the Partnership determines it is necessary or advisable for legal or administrative reasons, and to require the Participant to sign any additional agreements or undertakings that may be necessary to accomplish the foregoing.
28.Waiver. The Participant acknowledges that a waiver by the Partnership of breach of any provision of this Award Agreement shall not operate or be construed as a waiver of any other provision of this Award Agreement, or of any subsequent breach by the Participant or any other participant.
29.Insider Trading Restrictions/Market Abuse Laws. The Participant acknowledges that, depending on his or her country of residence, Participant may be subject to insider trading restrictions and/or market abuse laws, which may affect the Participant’s ability to acquire or sell Common Units or rights to Common Units (e.g., DRUs) under the Plan during such times as Participant is considered to have “inside information” regarding the Partnership (as defined by the laws in Participant’s country).  Any restrictions under these laws or regulations are separate from and in addition to any restrictions that may be imposed under any applicable Partnership insider trading policy.  The Participant acknowledges that it is his or her responsibility to comply with any applicable restrictions, and the Participant should speak to his or her personal advisor on this matter.
30.    Foreign Asset/Account Reporting. The Participant’s country of residence may have certain foreign asset and/or account reporting requirements which may affect his or her ability to acquire or hold DRUs under the Plan or cash received from participating in the Plan (including sales proceeds arising from the sale of Common Units) in a brokerage or bank account outside the Participant’s country. The Participant may be required to report such amounts, assets or transactions to the tax or other authorities in his or her country. The Participant is responsible for ensuring compliance with such regulations and should speak with his or her personal legal advisor regarding this matter.
IN WITNESS WHEREOF, the parties hereto have executed this Award Agreement.
The Carlyle Group L.P.
By: Carlyle Group Management L.L.C., its general partner

By: ____________________________________________
Name:
Title:

(1) If this Award Agreement is delivered to the Participant electronically, the Participant’s electronic acceptance of the Award Agreement (pursuant to instructions separately communicated to the Participant) shall constitute acceptance of the Award Agreement and shall be binding on the Participant and the Partnership in lieu of any required signatures to this Award Agreement.